Exhibit 99.1

Amplify Energy Announces Appointment of Chief Operating Officer

HOUSTON, March 20, 2023 — Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) today announced that Dan Furbee has joined the Company as Senior Vice President and Chief Operating Officer.

“I am excited to announce that Dan has decided to join Amplify. Dan will be a valuable addition to the management team and brings extensive operational and managerial experience to the Company that will help maximize the value of our cash flow generating properties,” said Martyn Willsher, President and Chief Executive Officer.

Prior to joining Amplify, Mr. Furbee served as a partner at Sentinel Petroleum from February 2022 to March 2023 and as an independent advisor for various companies from January 2021 to January 2022. Previously, Mr. Furbee served as the Executive Vice President and Chief Operating Officer of Riviera Resources, Inc. from August 2018 to December 2020, as Linn Energy Inc.’s Vice President of Asset and Business Development from March 2018 to August 2018 and as Vice President of Business Development and Asset Development for Sanchez Energy Corporation from September 2013 to February 2018. From 2005 to August 2013, Mr. Furbee served in various engineering roles of increasing responsibility at Linn Energy, LLC. Mr. Furbee holds a B.S. in Petroleum Engineering from Marietta College and a Masters in Business Administration from the University of Houston.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – President and Chief Executive Officer

(832) 219-9047

martyn.willsher@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com